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                                                                   EXHIBIT 99.1


SALTON RECEIVES NYSE LETTER RELATING TO CONTINUED LISTING STANDARDS

LAKE FOREST, IL -- July 5, 2005 --Salton, Inc. (NYSE--SFP) announced today that it has received a letter from the New York Stock Exchange which contained "an early warning" of potential non-compliance with certain of the NYSE's recently amended continued listing standards.

Under the applicable amended continued listing standards Salton's common stock would be subject to delisting if, among other things, among other things, Salton's average market capitalization is less than $25 million over a 30 trading-day period ending July 29, 2005. The NYSE's letter indicates that, based on the NYSE's review, Salton's total market capitalization is currently less than $25 million.

While the NYSE's rules provide procedures which allow listed companies to submit a plan to regain compliance with certain of the NYSE's listing standards, these procedures are not available with respect to a delisting as a result of a listed company having an average market capitalization of less than $25 million over a 30 trading-day period ending July 29, 2005. As a result, if Salton does not exceed this criteria on the measurement date (July 29, 2005), its common stock would likely be subject to prompt suspension and delisting procedures.

Subsequent to receipt of the NYSE's letter, Salton engaged in discussions with the representatives of the NYSE. The NYSE representatives indicated that, in making an actual determination with respect to delisting Salton's common stock based on the failure to meet the minimum listing condition, the NYSE would: (1) include the 3,529,412 shares of common stock issuable upon conversion of Salton's outstanding Series A convertible preferred stock and (2) take into consideration the effect of the previously disclosed exchange offer transaction (which would result in the issuance of up to 2,263,880 shares of Salton's common stock). The company cannot assure you that the NYSE's consideration of the effect of the proposed exchange offer, if consummated, will result in the NYSE not taking action to suspend trading of and delisting Salton's common stock or that consummation of the proposed exchange offer transaction will have a positive effect on Salton's market capitalization.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known braNd names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.


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Certain matters discussed in this new release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to refinance $125 million, 10-3/4% Subordinated Notes due December 15, 2005; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's ability to satisfy the NYSE's continued listing standards applicable to its common stock; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.